Acquisition Framework Agreement

White Energy Company Limited

Binderless Coal Briquetting Company Pty Limited

Asia Special Situation Acquisition Corporation

Contents

Date: December 17, 2008

Parties: **White Energy Company Limited** (ACN 071 527 083), a corporation organized under the laws of Australia ("*White Energy*"), and having an address at Level 11, 213 Miller Street, North Sydney NSW 2060;

Binderless Coal Briquetting Company Pty Limited (ACN 111 821 044), a corporation organized under the laws of Australia ("*BCBC*"), and havinig an address at Level 11, 213 Miller Street, North Sydney NSW 2060; and

Asia Special Situation Acquisition Corporation, a Cayman Island corporation ("*ASSAC*"), and having an address at P.O. Box 309GT, Ugland House South Church Street George Town Grand Cayman Islands.

White Energy, BCBC and ASSAC are hereinafter sometimes collectively referred to as the "**Parties**")

Recitals:

A White Energy is a company listed on the Australian Stock Exchange (*ASX*). BCBC is a wholly-owned subsidiary of White Energy. BCBC is the exclusive world-wide licensee to the Technology.

B **BCBC Singapore Pte Ltd.**, a corporation organized under the laws of Singapore ("*BCBC Singapore*") is a wholly owned subsidiary of BCBC.

C BCBC holds the exclusive rights to commercialise the Technology in the "Territory" (hereinafter defined); which commercialisation of the Technology includes the developing, designing, constructing, operating and managing Coal Upgrading Plants in South East Asia and marketing and selling Upgraded Coal, either on its own or in conjunction with third parties.

D Prior to the Closing Date of the Transactions outlined herein, BCBC will grant to BCBC Singapore all of BCBC's right, title and interest in and to the exclusive rights to commercialise the Technology in the Territory.

E On or before the Closing Date of the Transactions outlined herein, BCBC Singapore will hold, in addition to the exclusive rights to commercialise the Technology in the Territory, 51% of the Adaro/Itochu JV and 51% of the equity of the Bayan JV; both of which are located and doing business in Indonesia.

F ASSAC is a special purpose acquisition corporation ("**SPAC**") formed for the purpose of consummating an acquisition or related business combination with an entity doing business in Asia.

G White Energy, BCBC and ASSAC wish to undertake the Transactions outlined herein and this Agreement sets out the principle terms of the Transactions agreed to in principle, among the Parties as at the date of this Agreement.

Operative provisions

1 Definitions & Interpretation

1.1 Definitions

Assac Warrants means the issued and outstanding warrants and options of ASSAC as at the Closing Date entitling the holders to purchase up to an aggregate of 17,225,000 ordinary shares of ASSACt at an exercise price of USD $7.50 per share.

Coal Upgrading Plant means a coal upgrading plant owned, designed, operated, managed or in which the Company otherwise has an interest, which utilises the Technology.

Closing Date means the date of consummation of the Share Exchange and the related Transactions contemplated by this Agreement and the Definitive Agreement.

Definitive Agreement means the share exchange agreement, containing customary representations, warranties and covenants of the Parties and conditions to consummation of the Share Exchange (including ASSAC obtaining the requisite approvals of the Existing ASSAC Shareholders), and which shall represent a legal and binding obligation of the respective Parties thereto.

Existing ASSAC Shareholders means those persons or entities holding 100% of the issued and outstanding ordinary shares in ASSAC immediately preceding the completion of the Transactions.

Material Liabilities means any liability (contingent or otherwise) to be incurred by ASSAC over $250,000 or any liabilities of ASSAC which taken together exceed $250,000 (other than for the purposes of implementing the Transactions).

Parties means White Energy, BCBC and ASSAC as the case may be.

Patent Document means PCT/AU2004/000158 filed on 11 February 2004, with a priority date of 11 February 2003, titled "Briquetting Process".

Performance Equity means equity in WESEAC earned by BCBC pursuant to Clause 3.

Technology means certain technology, knowledge and designs, including intellectual property rights and associated know-how, relating to the preparation, drying, briquetting and stabilisation of coal without binder to form an agglomerated product that is lower in moisture and chemically and physically stable in transport and storage, owned or licensed by BCBC, including in respect of the Patent Document.

Territory means the countries of Indonesia, Singapore, Malaysia, Vietnam and the Philippines.

Transaction or ***Transactions*** means the transactions described and contemplated by this Agreement.

Transaction Documents means the Definitive Agreement, the ASSAC proxy statement and such other documents required to effect the Transactions described in this Agreement.

Upgraded Coal means upgraded coal produced from a Coal Upgrading Plant.

WESEAC means White Energy South East Asia Corporation, or such other corporate name as shall be acceptable to White Energy, as referred to in Clause 6.

1.2 Interpretation

In this Agreement headings are for convenience only and do not affect interpretation and, unless the context otherwise requires:

(a) a reference:

(i) to the singular includes the plural and vice versa;

(ii) to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures), as amended, consolidated, supplemented, novated or replaced;

(iii) to a law:

(A) includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange;

(B) is a reference to that law as amended, consolidated, supplemented or replaced; and

(C) is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;

(iv) to time is a reference to Sydney time;

(b) if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(c) the words "including" or "includes" mean "including but not limited to" or "including without limitation";

(d) this Agreement must not be construed adversely to a party solely because that party was responsible for preparing it;

(e) a reference to "$" or "dollar" is a reference to US currency unless otherwise stated; and

(f) where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

2 Transaction

The Parties wish to undertake the following transaction:

2.1 The Parties hereto agree, in principle, to the acquisition of BCBC Singapore by ASSAC pursuant to a share exchange (the "**Share Exchange**") in which BCBC shall issue to ASSAC on the Closing Date 100% of the issued and outstanding share capital of BCBC Singapore (the "**BCBC Singapore Shares**"), solely in exchange for the "ASSAC Exchange Shares" set forth in Clause 2.2 below.

2.2 In consideration for the BCBC Singapore Shares, ASSAC will procure that BCBC is issued with that number of the ordinary shares of ASSAC (the "**ASSAC Exchange Shares**"), so that at completion of the Share Exchange, BCBC will own of record and beneficially 56% of the

total issued and outstanding ordinary shares of ASSAC and the Existing ASSAC Shareholders will hold 44% of the total issued and outstanding ordinary shares of ASSAC. The number and percentage of the ASSAC ordinary shares to be held by BCBC and the Existing ASSAC Shareholders at the Closing Date are subject to adjustment, as provided in Clause 2.3 below, and subject to post-closing adjustments as provided in Clause 3 below.

For the avoidance of doubt below, there are currently issued and outstanding an aggregate of 14,000,000 ordinary shares of ASSAC, so that (i) if no additional ordinary shares are issued prior to the Closing Date, and (ii) no adjustment is required to be made pursuant to Clause 2.3 below, BCBC shall be issued an aggregate of 17,818,182 ordinary shares of ASSAC, representing 56% of the 31,818,182 ordinary shares then to be issued and outstanding.

2.3 BCBC and ASSAC acknowledge that each party's shareholding interest in ASSAC as described in Clause 2.2 above is based on ASSAC and BCBC Singapore being valued at $250 million, immediately ***after*** giving effect to consummation of the Transaction and that BCBC Singapore is valued at $140.0 million immediately ***prior*** to the consummation of the Transaction. Based on the agreed upon value of BCBC Singapore, in order for the Existing ASSAC Shareholders to receive 44% of the outstanding ordinary shares immediately after the Closing Date of the Share Exchange, ASSAC must retain in cash in its trust account (the "***Funds***") at least $110 million, which represents 44% of the consolidated value attributable to both ASSAC and BCBC Singapore upon consummation of the Transaction.

Accordingly in the event that there shall be ***less*** than $110 million in Funds in the ASSAC trust account on the Closing Date, the total number of issued and outstanding ordinary shares of ASSAC to be issued to BCBC on the Closing Date representing the final number of ASSAC Exchange Shares, and the percentage such ASSAC Exchange Shares shall represent in the then total outstanding number of ASSAC ordinary shares to be outstanding, shall be ***increased*** based on a fraction: (a) the numerator of which shall be $140.0 million, and (b) the denominator shall be the sum of (i) $140.0 million plus (ii) the actual amount of Funds available to ASSAC and BCBC Singapore immediately after the Closing Date. Conversely, to the extent that more than $110.0 million in Funds shall be in the ASSAC trust account on the Closing Date, the number of ASSAC Exchange Shares to be issued to BCBC on the Closing Date and its percentage of the total number of ASSAC outstanding shares immediately after the Closing Date shall be reduced, and the percentage of the total outstanding ASSAC ordinary shares retained by the Existing ASSAC Shareholders shall be correspondingly increased; in each case, in accordance with the above formula.

For the avoidance of doubt, if, for example: (i) there shall only be $100.0 million in Funds available on the Closing Date, BCBC shall be entitled to receive 58.33% of the total outstanding ASSAC ordinary shares and the Existing ASSAC Shareholders shall receive 41.67% of such shares; and (ii) there shall be $120.0 million in Funds available on the Closing Date, BCBC shall be entitled to receive 53.85% of the total outstanding ASSAC ordinary shares and the Existing ASSAC Shareholders shall receive 46.15% of such shares.

3 Performance Shares

3.1 In the event that the annual coal production level of the Coal Upgrading Plant in the Territory as at 31 December 2012 (the "**2012 Production Level**") shall be at the minimum rate of 7,000,000 tonnes per annum (based on minimum average monthly production of 583,333 tonnes over the three month period commencing 1 October 2012 and ending 31 December 2012), the Parties hereto agree that ASSAC will issue at no additional cost to BCBC or its designees, by not later than 31 March 2013, such number of additional ordinary shares of

ASSAC (the **"Performance Shares"**) as shall represent 2.5% of the outstanding ordinary shares of ASSAC at the time of issuance of the Performance Shares.

3.2 Subject to the provisions of Clause 3.4 below, if the 2012 Production Level shall be at an annual rate which is in excess of 7,000,000 tonnes (based on the actual average monthly production over the three month period ending 31 December 2012), for each 1,000,000 tonnes of 2012 Production Level in excess of 7,000,000 tonnes in such year, ASSAC shall issue to BCBC, for no additional cost, such ASSAC ordinary shares as shall represent an additional 2.5% of the outstanding ASSAC ordinary shares at the time of issuance. Such additional Performance Shares shall be pro-rated as provided in Clause 3.6 below

3.3 No Performance Shares shall be issued the actual 2012 Production Level shall be less than the minimum rate of 7,000,000 tonnes per annum, based on minimum average monthly production of 583,333 tonnes over the three month period commencing 1 October 2012 and ending 31 December 2012.

3.4 The maximum aggregate number of the Performance Shares which may be issued pursuant to this Clause 3 is that number of Performance Shares as shall represent not more than 10% of the outstanding number of ASSAC ordinary shares as at the Closing Date, after giving effect to the issuance of all ASSAC Exchange Shares in accordance with Clause 2 above.

3.5 For the avoidance of doubt, it is intended that any additional equity which may be issued to BCBC pursuant to this Clause 3 will be through the issue of new shares in ASSAC.

3.6 If and to the extent that the 2012 Production Level shall be in excess of 7,000,000 tonnes (based on the actual average monthly production over the three month period ending 31 December 2012), the Performance Shares in such calendar year shall be prorated so that Performance Shares representing 0.0000025% of the outstanding ordinary shares of ASSAC at the time of issuance for each one (1) full tonne of 2012 Production Level in excess of 7,000,000 tonnes. For the avoidance of doubt, if, for example, the 2012 Production Level shall be in excess of 7,750,000 tonnes (based on the actual average monthly production over the three month period ending 31 December 2012), the Performance Shares issuable in respect of such year shall be 4.375% of the outstanding ordinary shares of ASSAC at the time of issuance of the Performance Shares (2.5% for reaching 7,000,000 tonnes, plus 1.875% for the additional 750,000 tonnes).

4 Management and control of ASSAC

4.1 Following the Closing Date, the Parties agree that White Energy will control ASSAC and will be responsible for the management and operations of ASSAC and its subsidiaries. White Energy will have the sole right to manage ASSAC and its subsidiaries as it sees fit, including the ability to appoint all management positions, as required. Following the Closing Date, ASSAC will reimburse White Energy for all direct costs associated with the provision of such management or other services, including costs associated with the secondment of any staff to ASSAC or its subsidiaries and for all costs associated with any engineering, procurement, construction, design and commissioning support services provided by White Energy to ASSAC and its subsidiaries.

4.2 Following the Closing Date BCBC will have the right to appoint 4 directors to the board of ASSAC and the Existing ASSAC Shareholders will have the right to appoint 2 directors to the board of ASSAC. In addition to such rights, BCBC will also have the right to appoint the Chairman to the board of directors of ASSAC.

5 Utilisation of Funds

The Parties agree that the Funds held by ASSAC will be used by ASSAC to expand BCBC Singapore's operations in South East Asia, primarily being expansion capital to fund the capital cost of Coal Upgrading Plants to be built in South East Asia, the repayment of any debt owed by BCBC Singapore and for general working capital purposes.

6 Change of name

6.1 Immediately following the Closing Date and completion of the Transactions the Parties will procure that the name of ASSAC be changed to **"White Energy South East Asia Corporation"** or such other name as shall be acceptable to White Energy.

6.2 For the avoidance of doubt, following the change of name of ASSAC to WESEAC, references to ASSAC in this Agreement shall be read as references to WESEAC, as relevant.

7 Representations and warranties

7.1 Each of the Parties individually represent and warrant that:

(a) it is a corporation duly organised, validly existing and in good standing under the laws of its domiciles, with the corporate authority to conduct its business in the manner in which such business is being conducted and is to be conducted hereunder;

(b) it has full corporate power and authority to execute, deliver and perform this Agreement;

(c) this Agreement is a legal, valid and binding obligation on such Party and is enforceable against such Party in accordance with its terms;

(d) it is not required to obtain the consent of any party for the execution, delivery or performance of this Agreement other than consents which it has obtained; and the execution, delivery and performance of this Agreement will not constitute a breach of any agreement to which it is a party or by which it is bound; nor will it contravene any provision of its agreements, or violate, conflict with or result in a breach of any law, order, judgement, decree, or regulation binding on it or to which any of its properties or assets are subject; and

(e) there are no claims, suits, or proceedings pending against the Party, the outcome of which could materially and adversely affect the Transactions contemplated by this Agreement and such Party is not subject to any order, writ, injunction or decree which could materially and adversely affect its ability to perform the Transactions.

7.2 BCBC warrants to ASSAC that:

(a) it is the legal and registered owner of all of the issued share capital of BCBC Singapore; and

(b) it is the exclusive world wide licensee of the Technology including the intellectual property rights described in the Patent Document including associated know-how.

7.3 ASSAC warrants to BCBC that it has not, and will not from the date of execution of this Agreement to the completion of the Transactions:

(a) alter its capital base;

(b) except as approved by BCBC, allow its Funds in the trust account to fall below $110 million;

(c) incur any Material Liabilities; or

(d) take any other action or enter into any agreement which would adversely effect ASSAC, its Funds or its ability to complete the Transactions.

8 Conditions precedent

8.1 The completion of the Transactions is to be conditional upon the following:

(a) Execution of the Definitive Agreement;

(b) Obtaining approval of the Share Exchange and other Transactions contemplated hereby by the holders of at least a majority of the outstanding ASSAC ordinary shares owned by the Existing ASSAC Shareholders, and otherwise complying with all of the covenants and conditions regarding business combinations that are contained in ASSAC's registration statement and prospectus dated January 16, 2008;

(c) Obtaining board approval of the Transactions and the associated authorisation of the execution of the Transaction Documents by each of BCBC and ASSAC;

(d) Completion of a satisfactory due diligence by each Party to that Party's satisfaction;

(e) ASSAC holding an aggregate minimum amount of the Funds in cash at the time of completion of the Transactions as shall be set forth in the Definitive Agreement, or otherwise acceptable to BCBC;

(f) ASSAC having no Material Liabilities, other than indebtedness to affiliates of White Energy;

(g) The preparation, execution and delivery of the Transaction Documents on terms mutually acceptable to the respective parties and which are appropriate for the relevant Transaction Document including, but not limited to, those outlined in this Agreement; and

(h) each Party obtaining any regulatory, shareholder or other approvals necessary to implement the Transactions contemplated by this Agreement either unconditionally or on conditions satisfactory to the respective party acting reasonably.

9 Definitive Transaction Documents, Acquisition Steps and Timing

9.1 Within 10 days (or such later date as the Parties may agree) of the date of execution of this Agreement, BCBC shall provide to ASSAC a first draft of the Definitive Agreement and other Transaction Documents (constituting exhibits to the Definitive Agreement).

9.2 Within 20 days of the date of execution of this Agreement (or such later date as the Parties may agree), the Parties shall use all reasonable endeavours to negotiate in good faith and agree the terms of, and duly execute, the Definitive Agreement and other Transaction Documents to give effect to the Transactions contemplated in this Agreement as outlined in this Agreement.

9.3 If the Parties have not been able to agree and execute the Definitive Agreement (in a legally binding form) in accordance with Clause 9.2, then any Party may terminate this Agreement and this Agreement will be of no further legal force or effect, and there will be no further obligation on any of the Parties under this Agreement, other than to comply with the confidentiality provisions in Clause 10 which survive termination.

9.4 If the Parties execute the Definitive Agreement, the Parties will use all reasonable endeavours to ensure that any conditions precedent in the Definitive Agreement, including those outlined at Clause 8 where relevant, are satisfied within 45 days of the execution of the Definitive Agreement (or such longer period as the Parties agree).

9.5 If the Parties execute the Definitive Agreement, the Parties will take all steps required under any relevant laws to effect the Transactions as soon as reasonably practicable.

9.6 The Parties agree that time is of the essence and agree to do all that is reasonably necessary to give effect to the Transactions contemplated in this Agreement in accordance with this principle and without undue delay.

9.7 The Parties will co-operate with each other at all times and use all reasonable endeavours to complete the Transactions contemplated by this Agreement and no Party will take any action that would or would likely prevent or hinder the completion of the Transactions contemplated by this Agreement.

10 Confidentiality and Announcements

10.1 The existence and content of this Agreement and certain information belonging to the Parties, which are not publicly available and which have been exchanged between the Parties as a result of the present relationship existing between them and which will be exchanged under or in connection with this Agreement (***Confidential Information***), are strictly confidential.

10.2 A party who receives Confidential Information from another party (***Recipient***) must not disclose, or make or permit a media release, announcement or public statement about, the existence or content of the Confidential Information, except:

(a) with the prior written consent of the other party (***Discloser***);

(b) as required by law or an applicable securities exchange; or

(c) on a confidential basis to its professional advisers and employees on a need to know basis, and for the purposes of effecting the Transactions.

10.3 If Confidential Information is disclosed, pursuant to Clauses 10.2(a) and 10.2(c), to any party other than the Parties (***Permitted Person***), the Recipient must:

(a) inform each Permitted Person to whom it discloses Confidential Information that:

(i) the Confidential Information is confidential to the Discloser; and

(ii) that Permitted Person owes a duty of confidence to the Discloser in respect of the Confidential Information; and

(b) procure that each Permitted Person complies with the obligations and covenants of the Recipient with respect to confidentiality under this Agreement as if such person were the Recipient under this Agreement.

10.4 If any Permitted Person fails to comply with those obligations and covenants referred to in Clause 10.3(b), that failure will be deemed to be a breach of this Agreement by the Recipient, and the Discloser will be entitled to all remedies available to it under this Agreement or at law or in equity as if the failure of the Permitted Person to comply with such obligation or covenant was a breach of that obligation or covenant by the Recipient.

10.5 ASSAC acknowledges that White Energy may be required to disclose information to the ASX relating to this Agreement, including but not limited to the execution of this Agreement, to the extent that such disclosure is required by the rules of the ASX. Where legally permissible and where practically possible, White Energy will consult with ASSAC prior to providing such disclosure.

10.6 White Energy and BCBC acknowledge that ASSAC may be required to disclose information to the American Stock Exchange relating to this Agreement, including but not limited to the execution of this Agreement, to the extent that such disclosure is required by the rules of the American Stock Exchange. Where legally permissible and where practically possible, ASSAC will consult with White Energy and BCBC prior to providing such disclosure.

11 Legal effect of this agreement

This Agreement represents a legally binding agreement of the Parties to proceed with the Transactions contemplated herein, subject to compliance with the conditions set forth in Clauses 8 and 9 above. Each of the Parties shall undertake in good faith to negotiate and execute the Definitive Agreement and agree upon the exhibits thereto, in accordance with this Agreement.

12 Costs

The Parties will bear their own legal expenses and other costs and expenses associated with the preparation and execution of this Agreement and the Transactions contemplated herein.

13 Right to assign

No Party may assign the benefit of this Agreement without each other Party's prior written approval.

14 Governing law and jurisdiction

(a) This Agreement shall be executed under and governed by the laws applying in New South Wales, Australia.

(b) Each Party irrevocably submits to the non exclusive jurisdiction of the courts of New South Wales, Australia with respect to any proceedings that may be brought at any time relating to this Agreement.

15 Counterparts

This Agreement may be executed in one or more counterparts and each such counterpart may be transmitted by electronic facsimile and each will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

The balance of this page intentionally left blank – execution signature page follows

Execution Page

This Agreement has been duly executed by the Parties this 17 day of December 2008.

Signed by:

Binderless Coal Briquetting Company Pty Limited
by its authorised representative in the presence of:

Signature of witness	Signature of authorised representative
DEBORAH EGLIN	JOHN ATKINSON
Name of ~~director~~ witness (please print)	Name of authorised representative (please print)

Signed by:

White Energy Company Limited
by an authorised representative in the presence of:

Signature of witness	Signature of authorised representative
DEBORAH EGLIN	JOHN ATKINSON
Name of witness (please print)	Name of authorised representative (please print)

Signed by:

Asia Special Situation Acquisition Corporation
by an authorised representative in the presence of:

Signature of witness	Signature of authorised representative
KEITH LASLOP	GARY T. HIRST
Name of witness (please print)	Name of authorised representative (please print)